EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1, of our report dated April 30, 2008, except as to Note 10 which is October 9, 2008 on our audits of the financial statements of Interlink Global Corporation (parent company) as of December 31, 2007 and 2006. We also consent to the inclusion of our report, dated November 10, 2008, for the review of the condensed balance sheet of Interlink Global Corporation (parent company) as of September 30, 2008, the related condensed statements of operations for the three-month and nine-month periods ended September 30, 2008 and 2007, and the related condensed statements of cash flows for the nine-month periods ended September 30, 2008 and 2007. We consent to the reference to our firm under the caption “Experts.”

/s/ Dohan and Company CPA’s

Dohan and Company CPAs

Miami, Florida

February 3, 2009